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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) of the
                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported):  December 4, 1998

                      FISHER SCIENTIFIC INTERNATIONAL INC.
               (Exact name of registrant as specified in charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)


               1-10920                               02-0451017
        (Commission File No.)             (IRS employer identification no.)

  Liberty Lane, Hampton, New Hampshire                  03842
(Address of principal executive offices)              (zip code)

       Registrant's telephone number, including area code: (603) 926-5911


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ITEM 2: ACQUISITION OR DISPOSITIONS OF ASSETS

         On December 4, 1998, Fisher Scientific International Inc. (the "Company" or "Fisher") acquired approximately 72% of the share capital of Bioblock Scientific S.A. ("Bioblock"), a French company, for a total purchase price of approximately FrF 610 million (about $108 million based on the exchange rate of FrF 5.67 = $1.00).

         Bioblock, headquartered at Strasbourg, is a leading distributor of scientific instruments and laboratory material in France, with sales of FrF 423 million for its fiscal year ended June 30, 1998. Bioblock shares are listed on the Second Marche' (Second Market) of the French Stock Exchange (in Lyons, France) under the symbol "BBL", as well as on the Freiverkehr of the Stuttgart Stock Exchange.

         Fisher acquired approximately 1.5 million shares of common stock of Bioblock (representing 72% of its issued and outstanding share capital) from Mr. Pierre Block, Chairman of the Board and founder of Bioblock, and members of the Block family for a price of FrF 415 per share ($73.19). This price, which represents a 22% premium to the last quoted price for Bioblock shares prior to the announcement of the acquisition, was reached through negotiations between Fisher and the Block family. Fisher purchased these shares through its French subsidiary, Fisher Scientific Holdings France S.A. ("Fisher France"). The sellers included certain holding companies controlled by the Block family.

         As required by French securities law, on December 15, 1998, Fisher France commenced a cash tender offer for the remaining 565,000 shares of common stock of Bioblock (representing 28% of its share capital) at the same price per share as that paid to the Block family. The tender offer will expire on December 30, 1998. If all of these shares are tendered, Fisher's aggregate purchase price for all of Bioblock shares will be approximately FrF 850 million ($150 million).

         If Fisher holds 95% or more of the voting rights of Bioblock after the tender offer, Fisher intends to implement the procedures provided by French law for the mandatory tender of the remaining shares and the de-listing of Bioblock from the French Stock Exchange. Fisher also intends to de-list Bioblock from the Freiverkehr Stock Exchange.

ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS.

         Not applicable.

                  Pursuant to the requirements of the Securities Exchange of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


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                      FISHER SCIENTIFIC INTERNATIONAL INC.


                      By: /s/ Todd DuChene
                         ----------------------------------------------------
                         Name: Todd DuChene
                         Title: Vice President, General Counsel and Secretary


Dated: December 18, 1998